UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 19, 2014 (November 13, 2014)
SOLERA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33461	26-1103816
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Village Circle, Suite 100
Westlake, TX 76262
(Address of principal executive offices, including Zip Code)
(817) 961-2100
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 13, 2014, the Compensation Committee (the “Committee”) of Solera Holdings, Inc. (“Solera” or the “Company”) granted a one-time, special cash award (the “Special Cash Award”) to Tony Aquila, the Company’s Chief Executive Officer. The amount of the Special Cash Award is $2.6 million, and the Company paid the Special Cash Award to Mr. Aquila on November 17, 2014.

The Special Cash Award recognizes Mr. Aquila’s performance and his contributions during fiscal years 2013 and 2014 to Solera’s progress in diversifying its business during a critical, transformational period from primarily a provider of insurance motor claims processing solutions to a risk and physical asset management software provider to the automobile and property marketplace, including the P&C insurance industry. These diversification efforts are critical for Solera’s future growth as its marketplace continues to evolve, and timely execution against these initiatives has positioned Solera for long-term stockholder value creation. Through Mr. Aquila’s leadership, Solera has expanded its software platforms, which now include: glass; service, maintenance and repair; and property. These developments have, among other benefits, increased Solera’s reach into the households in advanced markets (North America and Western Europe), as evidenced by its increase in revenue per household from $2.73 on an annualized basis for the quarter ended March 31, 2013 (the first period on which Solera publicly reported revenue per household) to $3.63 on an annualized basis for the quarter ended June 30, 2014.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLERA HOLDINGS, INC.

/s/ JASON M. BRADY
Date: November 19, 2014	Name:	Jason M. Brady
	Title:	Senior Vice President, General Counsel and Secretary